EXHIBIT 4.1


                         EDUCATIONAL VIDEO CONFERENCING

                      2001 NON-QUALIFIED STOCK OPTION PLAN

ARTICLE I.

                                   DEFINITIONS

          Section 1.1 Administrator means the Board and any delegate of the Board that is appointed in accordance with Article III.

          Section 1.2 Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Option granted to such Participant.

          Section 1.3 Board means the Board of Directors of the Company.

          Section 1.4 Change in Control means an event or series of events that would be required to be described as a change in control of the Company in a proxy or information statement distributed by the Company pursuant to Section 14 of the Exchange Act in response to Item 6(e) of Schedule 14A promulgated thereunder or otherwise adopted. The determination whether and when a change in control has occurred or is about to occur shall be made by the Board in office immediately prior to the occurrence of the event or series of events constituting such change in control.

          Section 1.5 Code means the Internal Revenue Code of 1986, and any amendments thereto.

          Section 1.6 Common Stock means the common stock of the Company.

          Section 1.7 Company means Educational Video Conferencing, Inc.


          Section 1.8 Control Change Date means the occurrence of the event or series of events constituting a Change in Control as determined by the Board.

          Section 1.9 Exchange Act means the Securities Exchange Act of 1934, as amended and as in effect on the date of this Agreement.

          Section 1.10 Fair Market Value means, on any given date, the closing price (or, if there is none, the average of the closing bid and asked price) of the Common Stock on such quotation system or principal securities exchange on which the Common Stock is traded on such day, or, if the Common Stock is not so traded on such day, then on the next preceding day that the Common Stock was traded, all as reported by such source as the Administrator may select.

          Section 1.11 Forfeitable Shares shall have the meaning set forth in
Section 9.04.

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          Section 1.12 Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

          Section 1.13 Participant means an employee of, or consultant to, the Company or a Related Entity who satisfies the requirements of Article IV and is selected by the Administrator to receive an Option.

          Section 1.14 Plan means the Company's 2001 Non-Qualified Stock Option Plan.

          Section 1.15 Related Entity means any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

          Section 1.16 Stockholders means the stockholders of the Company.


                                   ARTICLE II.

                                    PURPOSES

          This Plan is intended to assist the Company and Related Entities in recruiting and retaining employees, directors, officers, consultants and advisors, and in compensating such individuals by enabling such individuals to participate in the future success of the Company and the Related Entities and to associate their interests with those of the Company and its Stockholders. This Plan is intended to permit the grant of Options that do not the qualify as incentive stock options under Section 422 of the Code. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

                                  ARTICLE III.

                                 ADMINISTRATION

          Section 3.1 Administrator's Power and Authority. This Plan shall be administered by the Administrator. The Administrator shall have authority to grant Options upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option, including by way of example and not limitation, conditions on which Participants may defer receipt of benefits under this Plan, requirements that the Participant complete a specified period of employment with or service to the Company or a Related Entity, that the Company achieve a specified level of financial performance or that the Company achieve a specified level of financial return. Notwithstanding any such conditions, the Administrator may, in its discretion, accelerate the time at which any Option may be exercised. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan, to prescribe the form of Agreements, to adopt, amend, and rescind rules and regulations pertaining to the administration of this Plan and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in this Plan of any specific power to the Administrator shall not



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be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Board shall be liable for any act done in good faith with respect to this Plan or any Agreement or Option. All expenses of administering this Plan shall be borne by the Company.

          Section 3.2 Appointment of Administrator. The Board, in its discretion, may appoint a committee of the Board and delegate to such committee all or part of the Board's authority and duties with respect to this Plan. The Board may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Board's delegate or delegates that were consistent with the terms of this Plan. Until the Board determines otherwise, the Administrator shall be the compensation committee of the Board.

                                   ARTICLE IV.

                                   ELIGIBILITY

          Section 4.1 General. Any employee (who is not an executive officer of the Company) of, or a consultant to, the Company or a Related Entity (including a corporation that becomes a Related Entity after the adoption of this Plan) is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the Company or a Related Entity. Directors of the Company who are eligible employees of, or consultants to, the Company or a Related Entity may be selected to participate in this Plan.

          Section 4.2 Grants. The Administrator will designate individuals to whom Stock Options are to be granted and will specify the number of shares of Common Stock subject to each grant. All Options granted under this Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Administrator may adopt.

                                   ARTICLE V.

                              STOCK SUBJECT TO PLAN

          Section 5.1 Share Formula. Unless the Administrator determines that a different formula is merited, the number of shares issuable to employees of the Company accepting salary reductions for at least a three month period will be eligible for an Option to purchase the number of shares of Common Stock as equals twice the total amount of the salary reduction during the measuring period.

          Section 5.2 Shares Issued. Upon the exercise of any Option, the Company may deliver to the Participant (or the Participant's broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

          Section 5.3 Aggregate Limit. The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall not exceed 250,000 shares.

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          Section 5.4 Reallocation of Shares. If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options to be granted under this Plan.

                                  ARTICLE VI.

                              OPTION EXERCISE PRICE

          Unless the Administrator determines that a different formula is merited, the price per share for Common Stock purchased on the exercise of an Option shall be the average closing price of the Common Stock on Nasdaq for the five trading days prior to the grant of the Option.

                                  ARTICLE VII.

                               EXERCISE OF OPTIONS

          Section 7.1 Vesting. Options shall vest and become fully exercisable 90 days after the date of grant, unless the Administrator determines otherwise, provided in each instance, the Participant is then an eligible employee of, or consultant to, the Company or a Related Entity.

          Section 7.2 Maximum Option Period. The maximum period in which an Option may be exercised shall be one year from the date of grant unless the Administrator determines that a later expiration date is merited.

          Section 7.3 Nontransferability. Any Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, the Option must be transferred to the same person or person(s). During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

          Section 7.4 Change in Control. Section 7.1 to the contrary notwithstanding, after a Control Change Date each Option shall be fully exercisable thereafter in accordance with the terms of the applicable Agreement. If not sooner exercisable under the terms of the applicable Agreement, a Participant's Option shall be fully exercisable (i) as of his termination of employment if his employment terminates after a Control Change Date and he is terminated without cause or following his refusal to move to another location or
(ii) as of the date that there is a material reduction in the Participant's compensation or duties if such reduction occurs after a Control Change Date. For purposes of the preceding sentence the term "cause" means a willful neglect of responsibilities to the Company or a Related Entity.

                                 ARTICLE VIII.

                               METHOD OF EXERCISE

          Section 8.1 Exercise. Subject to the provisions of Articles VII and X, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall

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determine. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

          Section 8.2 Payment. Unless otherwise provided by the Agreement, payment of the Option exercise price shall be made in cash. If the Agreement provides, or in the discretion of the Board, payment of all or part of the Option price may be made by surrendering shares of Common Stock to the Company, including by allowing the Company to deduct from the number of shares of Common Stock deliverable upon exercise of the Option, a number of such shares which has an aggregate Fair Market Value, net of the applicable exercise price therefor, determined as of the day preceding the date of exercise of the Option, equal to the aggregate Option exercise price. If Common Stock is used to pay all or part of the Option price, the shares surrendered must have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such price or part thereof.

          Section 8.3 Installment Payment. If the Agreement provides, and if the Participant is employed by the Company on the date the Option is exercised, payment of all or part of the Option price may be made in installments. In that event the Company may, if so determined by the Administrator, lend the Participant an amount equal to not more than 90% of the Option price of the shares acquired by the exercise of the Option. This amount shall be evidenced by the Participant's promissory note and shall be payable in not more than five equal annual installments, unless the amount of the loan exceeds the maximum loan value for the shares purchased, which value shall be established from time to time by regulations of the Board of Governors of the Federal Reserve System. In that event, the note shall be payable in equal quarterly installments over a period of time not to exceed five years.

          The Participant shall pay interest on the unpaid balance at the minimum rate necessary to avoid imputed interest or original issue discount under the Code. All shares acquired with cash borrowed from the Company shall be pledged to the Company as security for the repayment thereof. In the discretion of the Administrator, shares of stock may be released from such pledge proportionately as payments on the note (together with interest) are made, provided the release of such shares complies with the regulations of the Federal Reserve System relating to securities credit transactions then applicable. While shares are so pledged, and so long as there has been no default in the installment payments, such shares shall remain registered in the name of the Participant, and he or she shall have the right to vote such shares and to receive all dividends thereon.

          Section 8.4 Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to an Option until the date of exercise of such Option.

                                  ARTICLE IX.

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

          Section 9.1 Adjustment. The terms of outstanding Options shall be adjusted, as the Board shall determine to be equitably required in the event that (a) the Company effects one or more stock dividends, stock split-ups,

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subdivisions or consolidations of shares or (b) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article IX by the Board shall be final and conclusive.

          Section 9.2 No Adjustment. The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Options.

                                   ARTICLE X.

                             COMPLIANCE WITH LAW AND
                          APPROVAL OF REGULATORY BODIES

          No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which an Option is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Common Stock shall be issued, no certificate for shares shall be delivered and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

                                  ARTICLE XI.

                               GENERAL PROVISIONS

          Section 11.1 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or a Related Entity or in any way affect any right and power of the Company or a Related Entity to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

          Section 11.2 Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

          Section 11.3 Employee Status. In the event that the terms of any grant of any Option provide that it shall vest and become exercisable only after completion of a specified period of

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employment, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

          Section 11.4 Limitation on Grants. Notwithstanding any other provision of this Plan, if any grant under this Plan, either alone or together with payments that a Participant has the right to receive from the Company or a Related Entity, would constitute a "parachute payment" (as defined in section 280G of the Code), all such payments shall be reduced to the largest amount that will result in no portion being subject to the excise tax imposed by section 4999 of the Code.

                                  ARTICLE XII.

                                    AMENDMENT

          The Board may amend or terminate this Plan from time to time; provided, however, that no amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Option outstanding at the time such amendment is made.

                                 ARTICLE XIII.

                                DURATION OF PLAN

          Options may be granted under this Plan during the period commencing May 16, 2001 and ending 5:00 p.m. New York City time on May 15, 2003.


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